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FORM 5                                UNITED STATES SECURITIES AND EXCHANGE COMMISSION                      OMB APPROVAL
------                                            WASHINGTON, D.C. 20549                             -------------------------------
                                                                                                      OMB Number          3235-0362
|_| Check this box if               ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP               Expires:   September 30, 1998
    no longer subject                                                                                 Estimated average burden
    to Section 16.        Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,     hours per response........1.0
    Form 4 or Form 5           Section 17(a) of the Public Utility Holding Company Act of 1935       -------------------------------
    obligations may               or Section 30(f) of the Investment Company Act of 1940
    continue.  See
    Instruction 1(b)

|_| Form 3 Holdings Reported

|_| Form 4 Transactions Reported
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1.Name and Address of Reporting Person*   2.Issuer Name AND Ticker or Trading Symbol   6.Relationship of Reporting Person to Issuer
                                                                                                    (Check all applicable)
  Chaudhary    Faisal                        Colorado Wyoming Reserve Company (CWYR)       X  Director             10% Owner
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 (Last)      (First)        (Middle)      3.IRS or Social Security  4.Statement for        X  Officer (give        Other (Specify
                                            Number of Reporting       Month/Year          ---          title   ---        below)
                                            Person (Voluntary)                                         below)
                                                                      June 30, 1999
  10441 Villa Del Cerro                                                                               Secretary
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                (Street)                                            5.If Amendment,    7.Individual or Joint/Group Filing
                                                                      Date of Original   (Check applicable line)
                                                                      (Month/Year)         X  Form filed by One Reporting Person
  Santa Ana       CA          92705                                                    ---
------------------------------------------                                                    Form filed by More than One
(City)       (State)          (Zip)                                                       --- Reporting Person
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                             TABLE I - NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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1.Title of Security    2.Trans-   3.Transaction  4.Securities Acquired (A)      5.Amount of        6.Ownership        7.Nature of
  (Instr. 3)             action     Code           or Disposed of (D)             Securities         Form:              Indirect
                         Date       (Instr. 8)     (Instr. 3, 4 and 5)            Beneficially       Direct (D) or      Beneficial
                                                 -------------------------------  Owned at End       Indirect (I)       Ownership
                         (Month/                                                  of Issuer's        (Instr. 4)         (Instr. 4)
                         Day/                        Amount  (A) or    Price      Fiscal Year
                         Year)                               (D)                  (Instr. 3 and 4)
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                   (Over)
* If the form is filed by more than one Reporting Person, see Instruction 4(b)(v).                                   SEC 2270 (7-96)

FORM 5 (continued)          TABLE II - DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                   (e.g., puts, calls, warrants, options, convertible securities)
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1. Title of Derivative  2. Conver-    3. Trans-   4. Trans-    5. Number of       6. Date Exer-   7. Title and Amount  8. Price
   Security                sion or       action      action       Derivative         cisable and     of Underlying        of
   (Instr. 3)              Exercise      Date        Code         Securities         Expiration      Securities           Deriv-
                           Price of      (Month/     (Instr. 8)   Acquired (A)       Date            (Instr. 3 and 4)     ative
                           Deriv-        Day/                     or                 (Month/Day/                          Secur-
                           ative         Year)                    Disposed of (D)    Year)                                ity
                           Security                               (Instr. 3, 4,                                           (Instr. 5)
                                                                  and 5)
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                                                                                  Date     Expira-           Amount or
                                                                  (A)      (D)    Exer-    tion      Title   Number of
                                                                                  cisable  Date              Shares
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Employee Stock Option      $0.25         5/17/99     A (1)      500,000          10/18/96  10/17/06  Common   500,000
(Right to Buy)                                                                                       Stock
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Employee Stock Option      $1.00         5/17/99     D (2)               500,000 10/18/96  10/17/06  Common   500,000
(Right to Buy)                                                                                       Stock
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1. Title of Derivative     9. Number of         10. Ownership         11. Nature of
   Security                   Derivative            Form of               Indirect
   (Instr. 3)                 Securities            Derivative            Beneficial
                              Beneficially          Security:             Ownership
                              Owned at End          Direct (D) or         (Instr. 4)
                              of Year               Indirect (I)
                              (Instr. 4)            (Instr. 4)
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Employee Stock Option          500,000                 D
(Right to Buy)
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Employee Stock Option                                  D
(Right to Buy)
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Explanation of Responses:

(1) The reported transaction involved the repricing of an existing option which was originally granted on 10/18/96.
(2) Cancellation of option in connection with grant of replacement option.




** Intentional misstatements or omissions of facts                                   /s/ FAISAL CHAUDHARY             July 23, 1999
   constitute Federal Criminal Violations.                                         ---------------------------------  -------------
   See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                                        *Signature of Reporting Person         Date
                                                                                       Faisal Chaudhary

Note: File three copies of this Form, one of which must be manually signed.                                                   Page 2
      If space provided is insufficient, see Instruction 6 for procedure.                                            SEC 2270 (7-96)

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB number.